January 6, 2022	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(8)

JPMorgan Chase Financial Company LLC
Structured Investments

Step-Up Review Notes Linked to the Least Performing of the iShares® Russell 2000 Value ETF, the S&P 500® Index and the NASDAQ-100 Index® due October 9, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated October 6, 2021, related to the notes referred to above (the “pricing supplement”), the Call Premium Amount with respect to each Review Date is as set forth below:

Call Premium Amount: The Call Premium Amount with respect to each Review Date is set forth below:

•	first Review Date:	15.650% × $1,000
•	second Review Date:	23.475% × $1,000
•	third Review Date:	31.300% × $1,000
•	fourth Review Date:	39.125% × $1,000
•	fifth Review Date:	46.950% × $1,000
•	sixth Review Date:	54.775% × $1,000
•	seventh Review Date:	62.600% × $1,000
•	eighth Review Date:	70.425% × $1,000
•	final Review Date:	78.250% × $1,000

CUSIP: 48132W4C0

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank

You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•     Pricing supplement dated October 6, 2021:

http://www.sec.gov/Archives/edgar/data/0001665650/000182912621011705/jpm_424b2.htm

•     Product supplement no. 4-II dated November 4, 2020:
http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf

•     Underlying supplement no. 1-II dated November 4, 2020:
http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf

•     Prospectus supplement and prospectus, each dated April 8, 2020:
http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Amendment no. 1 to pricing supplement dated October 6, 2021 to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020